Exhibit 23

We consent to the incorporation by reference to the Registration Statement (Form S-8 No. 033-56661) pertaining to the Northshore Mining Company & Silver Bay Power Company Retirement Savings Plan of our report dated June 24, 2011, with respect to the financial statements and related schedules of the Northshore Mining Company & Silver Bay Power Company Retirement Savings Plan included in this Annual Report (Form 11-K) for the years ended December 31, 2010 and 2009.

/s/ Meaden & Moore, Ltd.

Meaden & Moore, Ltd.

Certified Public Accountants

Cleveland, Ohio

June 24, 2011